EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Telik, Inc.

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES PRICING OF EQUITY OFFERING

Palo Alto, CA, November 6, 2003 – Telik, Inc. (Nasdaq: TELK) announced the pricing of its public offering of 7,500,000 shares of its common stock at a price of $20.00 per share. Six million, five hundred thousand of the shares are being offered by Telik, and 1,000,000 shares are being offered by a corporate selling stockholder. In addition, the underwriters will have an option to purchase from the company up to an additional 1,125,000 shares to cover over-allotments, if any.

UBS Securities LLC is acting as the sole book-running manager on this offering. Lehman Brothers, Bear, Stearns & Co. Inc., Needham & Company, Inc., Lazard and Fortis Securities Inc. are acting as co-managers.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Telik, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidates are for the treatment of cancer and diabetes.

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